Exhibit 10.1

EXECUTION COPY

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is made as of June 9, 2014 by and between Dendreon Corporation, a Delaware corporation (the “Company”), and John Johnson (“Executive”). The Company and Executive are collectively referred to herein as the “Parties”. Capitalized terms not defined herein will have the meanings ascribed to them in the Employment Agreement (as defined below).

WHEREAS, the Company and Executive are parties to that certain employment agreement dated as of January 31, 2012, as amended September 20, 2012 (the “Employment Agreement”), pursuant to which Executive currently serves as President and Chief Executive Officer;

WHEREAS, following a transition period, the Parties desire to terminate their employment relationship and to terminate the Employment Agreement (except as otherwise explicitly provided herein);

NOW, THEREFORE, for and in consideration of the promises and the consideration more fully set forth herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company and Executive mutually agree as follows:

1. Resignation as Officer and Employment Termination Date. Executive’s termination of employment will be effective as of August 15, 2014 (the “Employment Termination Date”). Executive shall resign from his position as an officer of the Company and any other positions he may hold with the Company or any of its affiliates as of the Employment Termination Date, and Executive agrees that he will execute any and all documents necessary to effect such resignations.

2. Employment Through Employment Termination Date. During the period from the date of this Agreement through the Employment Termination Date, Executive will continue to be employed by the Company as President and Chief Executive Officer of the Company in accordance with terms of his Employment Agreement and in a manner consistent with past services in such roles.

3. Payments and Benefits.

(a) Accrued Obligations. Within ten (10) days following the Employment Termination Date, the Company will pay Executive his full Base Salary and accrued but unused vacation pay through the Employment Termination Date, each at the rate then in effect, plus all other benefits to which Executive has a vested right at that time.

(b) Benefit Plans. Executive’s participation in the employee benefit plans and arrangements of the Company and its affiliates, including the Company’s equity compensation plans shall terminate effective as of the Employment Termination Date. Any vested equity compensation awards held by Executive as of the Employment Termination Date shall be treated in accordance with the terms of the applicable plan and award agreement. All unvested equity compensation awards held by Executive as of the Employment Termination Date shall terminate as of such date and shall be of no further force or effect.

(c) Additional Bonus. In consideration of Executive’s agreements and covenants contained herein, provided that Executive has delivered an executed release in the form provided by the Company (which shall be a “mutual” release) within twenty-one (21) days following the Employment Termination Date (and any revocation period with respect to such release has expired), the Company shall pay Executive the following amounts within thirty (30) days following the Employment Termination Date:

(i) $198,000, less applicable withholding amounts, if Executive remains employed with the Company through August 15, 2014;

(ii) $75,000, less applicable withholding amounts, if the Company executes and delivers a contract manufacturing agreement with a third-party on or before August 15, 2014 and Executive is employed by the Company through such execution date; and

(iii) $75,000, less applicable withholding amounts, if the Company executes and delivers a co-promotion agreement on or before August 15, 2014 with a third-party providing that the Company will detail one or more of such third party’s products in exchange for reimbursement of a portion of DNdN’s sales costs and Executive is employed by the Company through such execution date.

(d) Section 409A of the Internal Revenue Code. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (“Section 409A”). Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A, and becomes payable by reason of Executive’s termination of employment with the Company will be made to Executive unless Executive’s termination of employment constitutes a “separation from service” (as the term is defined Section 409A) solely to the extent required to avoid accelerated taxation or tax penalties in respect of such amounts. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A so as not to subject Executive to the payment of additional taxes and interest under Section 409A. In furtherance of this intent, the Agreement shall be interpreted, operated, and administered, and payments hereunder reported, in a manner consistent with these intentions. To the extent that any reimbursable expenses hereunder are deemed to constitute compensation to Executive, such expenses shall be paid or reimbursed promptly, but not later than by December 31 of the year following the year in which such expenses were incurred. The amount of such expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

4. Termination of Employment Agreement; Survival of Restrictive Covenants. The Parties agree that the Employment Agreement shall terminate and be of no further effect, effective as of the Employment Termination Date, except for Article 13 and Section 15.9 of the Employment Agreement, which shall continue in full force and effect.

5. Mutual Non-Disparagement.

(a) Through the Employment Termination Date and thereafter, Executive agrees not to disparage or encourage or induce others to disparage the Company, its affiliates or any of their respective current or former officers, directors, employees, consultants, products or services (collectively, the “Company Parties”). For purposes of this Section 5(a), the term “disparage” means making comments or statements to the press or to any entity with whom the Company or any affiliate has a business relationship (for example, any vendor, supplier, customer, landlord or distributor) or any public statement, in each case, that is intended to materially damage, can be reasonably expected to materially damage or actually results in material damage to, any of the Company Parties.

(b) Through the Employment Termination Date and thereafter, the Company agrees to instruct and cause the members of its Board of Directors and the executive employees of the Company, not to disparage or encourage or induce others to disparage Executive during the time that such individuals provide services to, or are employed by, the Company and its affiliates. For purposes of this Section 5(b) the term “disparage” means making comments or statements to the press or to any entity with whom Executive has a business relationship (for example, any vendor, supplier, customer, landlord or distributor) or any public statement, in each case, that is intended to materially damage, can be reasonably expected to materially damage or actually results in material damage to Executive. “Executive employee” means an employee at the senior vice president level and above.

(c) Notwithstanding the foregoing, nothing in this Section 5 shall prevent any person from making any truthful statement (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement in the forum in which such litigation, arbitration or mediation properly takes place or (ii) that is protected by law or required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Executive or the Company.

6. No Additional Obligations. The Company shall not be obligated to pay any sums to Executive or to provide any benefits to Executive after the Employment Termination Date, except (i) as set forth in this Agreement; and (ii) for reimbursement of business expenses in accordance with Company policy and (iii) for claims or rights to indemnification arising under the charter or by-laws of the Company (and/or its affiliates) or any rights arising from the director and officer insurance policy or policies of the Company or under Section 15.9 of the Employment Agreement.

7. Cooperation Following Employment Termination Date. Following the Employment Termination Date, Executive agrees to cooperate and assist the Company so as to aid the Company in connection with de minimis informational requests relating to Executive’s employment by the Company or about which Executive is knowledgeable.

8. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective successors and (in the case of the Company) assigns of the Parties to this Agreement.

9 Choice of Law. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Delaware. Venue for any action arising from this Agreement shall be exclusively in King County, Washington.

10. Severability. If any provision of this Agreement shall be held invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect. In the event that any covenant contained herein is not enforceable in accordance with its terms, Executive and the Company agree that such provision shall be reformed to make it enforceable in a manner that provides as nearly as possible the result intended by this Agreement.

11. Entire Agreement. This Agreement contains the entire agreement between the Parties pertaining to the subject matter hereof, and shall be considered and understood to be a contractual commitment and not a mere recital. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by the Parties, except as specifically set forth in this Agreement. This Agreement supersedes any and all prior and contemporaneous agreements, term sheets, negotiations and understandings, whether written or oral, pertaining to the subject matter hereof.

12. Modifications. No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by such party.

13. Voluntary Agreement. EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THOSE SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS SIGNED THIS AGREEMENT AS HIS OWN AND VOLUNTARY ACT.

14. Notice. All notices or other communications required or permitted by this Agreement: (a) must be in writing; (b) must be delivered to each party at the address set forth below, or any other address that a party may designate by notice to the other party; and (c) are considered delivered on the earlier of: (i) on the date of delivery if delivered personally or (ii) on the first business day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Executive, at his current address on file with the Company or such different address as Executive may provide the Company in writing; and

if to the Company:

Dendreon Corporation

Attention: General Counsel

200 Crossing Blvd

Bridgewater, NJ 08807

15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one instrument.

[Signatures appear on the following page]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereby execute this Agreement as of the first date set forth below.

JOHN H. JOHNSON

DATED: June 9, 2014	/s/ John H. Johnson

DENDREON CORPORATION

DATED: June 9, 2014	By:	/s/ Robert L. Crotty
	Name: Title:	Robert L. Crotty Executive Vice President and General Counsel